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                                                             EXHIBIT 23.5


                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement No. 33-60683 on Form S-3 and related Prospectus of Service Corporation International for the registration of $1,000,000,000 of debt securities, common stock and common stock warrants and to the incorporation by reference therein of our report dated December 22, 1994, with respect to the consolidated financial statements of Gibraltar Mausoleum Corporation and subsidiaries for the year ended September 30, 1994 included in the Form 8-K filed by Service Corporation International September 5, 1995 with the Securities and Exchange Commission.

                                           ERNST & YOUNG LLP

September 6, 1995
Indianapolis, Indiana